SUPPLEMENT TO
PROSPECTUS SUPPLEMENT DATED FEBRUARY 27, 2006
(TO PROSPECTUS DATED FEBRUARY 27, 2006)

                                  $806,528,039
                                  (APPROXIMATE)

                                INDYMAC MBS, INC.
                                    DEPOSITOR

                           [INDYMAC BANK, F.S.B. LOGO]
                          SPONSOR, SELLER AND SERVICER

                 RESIDENTIAL ASSET SECURITIZATION TRUST 2006-A1
                                 ISSUING ENTITY

                MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2006-A
                                 --------------

            This Supplement amends the prospectus supplement dated February 27, 2006 that has been issued with respect to the Residential Asset Securitization Trust 2006-A1, Mortgage Pass-Through Certificates, Series 2006-A (the "CERTIFICATES"), as described below.

         o The third sentence of the final paragraph on the cover page of the prospectus supplement is amended to read as follows:

            "The proceeds to the depositor from the sale of these certificates are expected to be approximately 99.805282% of the aggregate class certificate balance of those certificates, plus accrued interest, before deducting expenses."

         o The tables appearing on page S-73 of the prospectus supplement are amended to read as follows:

            "o loan group 1 consists of eight Mortgage Loans with the following characteristics:


                                                                   ORIGINAL      REMAINING       REMAINING
                                   ADJUSTED NET                     TERM TO       TERM TO      INTEREST-ONLY
PRINCIPAL BALANCE  MORTGAGE RATE   MORTGAGE RATE   EXPENSE FEE      MATURITY      MATURITY       TERM (IN
      ($)              (%)              (%)          RATE (%)     (IN MONTHS)   (IN MONTHS)       MONTHS)
-----------------  -------------   -------------   ------------   -----------   -----------    -------------
 63,584,948.52     6.1003671428    5.8468671428    0.2535000000        360          358             N/A
  2,571,600.00     6.1064172111    5.8529172111    0.2535000000        360          358             58
 39,847,375.16     6.0458444230    5.7923444230    0.2535000000        360          357             117
  3,084,999.98     6.1404173421    5.8869173421    0.2535000000        360          359             179
308,288,113.83     6.7329095459    6.4091954267    0.3237141192        360          358             N/A
  7,312,479.09     6.7692792936    6.4457792936    0.3235000000        360          357             57
138,676,731.08     6.8063221526    6.4833218759    0.3230002767        360          358             118
  8,574,062.48     6.6477801877    6.3242801877    0.3235000000        360          359             179


            o loan group 2 consists of four Mortgage Loans with the following characteristics:


                                                                   ORIGINAL      REMAINING       REMAINING
                                   ADJUSTED NET                     TERM TO       TERM TO      INTEREST-ONLY
PRINCIPAL BALANCE  MORTGAGE RATE   MORTGAGE RATE   EXPENSE FEE      MATURITY      MATURITY       TERM (IN
      ($)              (%)              (%)          RATE (%)     (IN MONTHS)   (IN MONTHS)       MONTHS)
-----------------  -------------   -------------   ------------   -----------   -----------    -------------
 36,563,537.44     5.8484057227    5.5949057227    0.2535000000        359          356             N/A
 13,883,644.77     5.8575101513    5.6040101513    0.2535000000        360          357             117
 10,690,222.54     6.3485497293    5.8432081623    0.5053415670        357          353             N/A
  1,754,989.41     6.1395298999    5.8160298999    0.3235000000        360          359             119


            o loan group 3 consists of four Mortgage Loans with the following characteristics:


                                                                   ORIGINAL      REMAINING       REMAINING
                                   ADJUSTED NET                     TERM TO       TERM TO      INTEREST-ONLY
PRINCIPAL BALANCE  MORTGAGE RATE   MORTGAGE RATE   EXPENSE FEE      MATURITY      MATURITY       TERM (IN
      ($)              (%)              (%)          RATE (%)     (IN MONTHS)   (IN MONTHS)       MONTHS)
-----------------  -------------   -------------   ------------   -----------   -----------    -------------
 31,066,431.95     6.2500000000    5.9965000000    0.2535000000        360          358              N/A
  6,852,500.00     6.2500000000    5.9965000000    0.2535000000        360          359              119
132,590,041.68     6.5760702647    6.2521873622    0.3238829025        360          357              N/A
 11,315,174.39     6.5351970837    6.2116970837    0.3235000000        360          359              119"



MORGAN STANLEY                                             GOLDMAN, SACHS & CO.


                                  March 3, 2006